Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is entered into by and between Las Vegas Sands Corp., a Nevada corporation (“LVSC”), Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”) and Robert G. Goldstein (“you”) effective as of March 5, 2025, to amend the employment agreement by and between the Company and you on March 22, 2021 (the “Agreement”). Capitalized terms that are used in this First Amendment but not defined herein shall have the meanings assigned to those terms in the Agreement.

In consideration of the mutual promises, covenants, conditions, and provisions contained herein, you and the Company agree as follows:

1. Term. Section 5 of the Agreement (Term) is replaced in its entirety by the following:

The term of your employment under this Agreement shall commence as of the Effective Date and shall expire on March 1, 2026 (such date, the “Expiration Date,” and such period of employment, the “Term” ), unless sooner terminated as provided under the terms of this Agreement.

2. Consulting Term and Services. Subject to your continued employment with the Company through the Expiration Date, and conditional upon and subject to your execution (without subsequent revocation) of the General Release substantially in the form attached as Exhibit A to the Agreement (which form may be reasonably modified to reflect changes in the law subsequent to the effective date of the Agreement) within sixty (60) days following your termination of employment, the following provisions shall apply:

(i) during the two (2) year period commencing immediately following the Expiration Date (the “Consulting Term”), you shall provide consulting services to the Company relating to matters appropriate for the attention of the former Chief Executive Officer of the Company, in each case as the Chief Executive Officer of the Company or Company’s Board of Directors may reasonably request of you from time to time (the “Consulting Services”). Specifically, and without limiting the foregoing, you shall make yourself available to the Company for assistance with and consultation on: (a) the Company’s government relations activities, including engagement in China and license renewal in Macao, (b) securing new physical development opportunities for the Company and (c) the Company’s gaming strategies; and

(ii) during the Consulting Term, you shall have the title of “Senior Advisor” to the Company.

3. Consulting Fee. As consideration for the Consulting Services rendered during the Consulting Term, you shall receive an annual consulting fee of $4.5 million (the “Consulting Fee”), payable in equal monthly installments in arrears within fifteen (15) days after the end of each calendar month during the Consulting Term. Notwithstanding anything to the contrary in the Agreement, during the Consulting Term, except for the Consulting Fee and the benefits provided in Section 4 hereof, you will not be eligible to receive any other compensation from the Company, including, without limitation, any Base Salary, Bonus, Annual RSU Award, other equity-based awards, or any other variable or incentive compensation.

4. Benefits During the Consulting Term. During the Consulting Term, you shall be entitled to receive the following benefits and arrangements, which shall be subject to the applicable limitations and requirements imposed by the terms of the applicable plans and arrangements and shall be governed in all respects in accordance with the terms of such plans and arrangements as in effect from time to time:

(i) you shall be entitled to continue to participate in the health, medical, dental, vision and hospitalization benefit plans of the Company as in effect and maintained by the Company for the benefit of its employees generally, or for its senior executives, from time to time, in each case subject to all restrictions and limitations contained in such plans or established by government regulation;

(ii) you shall be entitled to continue to participate in the supplemental medical expense reimbursement program as in effect and maintained by the Company for the benefit of its senior executives from time to time, subject to all restrictions and limitations contained in such plan or established by government regulation;

(iii) the Company shall make available to you a private jet aircraft for business and personal use, provided that your personal use of such aircraft shall not exceed one-hundred twenty-five (125) hours of flight time per year. If you are taking a trip on a private jet made available by the Company for you, you may bring one or more members of your family or friends to accompany you on that trip. Your spouse may use a private jet without you on board, provided that any such usage shall count against the limitation on total hours flown per year for personal use set forth above. When you travel for business purposes, the Company shall reimburse you (in accordance with Section 10 of the Agreement (Expense Reimbursement)) for first-class hotel accommodation (up to a one-bedroom suite) and expenses. To the extent that the perquisites provided under this subparagraph are deemed taxable income, you shall receive income tax gross ups as required;

(iv) the Company shall provide you and your spouse with access to the security services made available by the Company to its senior executives, provided that you shall reimburse the Company reasonably promptly for the costs incurred by the Company in connection with provision of such security services; and

(v) the Company shall reimburse you for the reasonable costs incurred in connection with your performance of the Consulting Services, including, without limitation, your use of an offsite office and an executive assistant, upon submission of a reasonable accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.

5. Payment in Lieu of Health Benefits and Reimbursements. To the extent that the health, medical, dental, vision and hospitalization benefits provided for in Section 4(i) hereof, or the supplemental medical expense reimbursements provided for in Section 4(ii) hereof, are not permissible after the Expiration Date under the terms of the plans of the Company as then in effect (and such benefits and reimbursements cannot be provided through the Company’s paying the applicable premium for you under COBRA), the Company shall pay you such amount as is necessary to provide you, after tax, with an amount equal to the cost of acquiring, for you and your spouse and dependents, as applicable, on a non-group basis, for the required period, those health, medical, dental, vision and hospitalization benefits and/or supplemental medical expense reimbursements that would otherwise be lost to you and your spouse and dependents, as applicable, as a result of your termination as an employee of the Company. Any amount payable under this Section 5 shall be determined as soon as practicable following the Expiration Date and shall be paid to you within sixty (60) days following the Expiration Date.

6. Treatment of Equity Awards. During the Consulting Term, your Equity Awards shall be treated as follows:

(i) On the Expiration Date, all of your then-outstanding Equity Awards previously granted to you pursuant to the Agreement or otherwise shall immediately be deemed vested (and shall be exercised or settled in accordance with their terms as applicable); and

(ii) for purposes of any then-outstanding Equity Awards in the form of stock options, you shall not be deemed to have terminated employment with the Company under the applicable stock option award agreement, and any post-termination exercise period set forth in the applicable stock option award agreement shall run from the last day of the Consulting Term.

7. Restrictive Covenants. You acknowledge and agree that (x) each of the restrictive covenants to which you are subject as of the Expiration Date (including without limitation, the provisions set forth in Section 19 (Restrictive Covenant) of the Agreement) shall survive and continue in full force and effect during the Consulting Term in accordance with its terms and (y) the Restricted Period shall commence immediately following the last day of the Consulting Term; provided that any restrictive covenant may be waived in writing on a case-by-case basis in the sole discretion of the Chair of the Compensation Committee of the Company’s Board of Directors. You further acknowledge and agree that Section 18 (Confidentiality) of the Agreement shall survive and continue in full force and effect in accordance with its terms notwithstanding the termination of the Agreement or this First Amendment for any reason.

8. Status as an Independent Contractor; No Other Benefits. You understand that, during the Consulting Term, your relationship with the Company will be that of an independent contractor and you will not be considered an employee of the Company for tax purposes or any other purposes. You will not be entitled to or eligible for any benefits or privileges given or extended by the Company to its employees, except as expressly provided under this First Amendment; provided that nothing in this Section 8 shall be construed to limit your rights to receive any benefits or compensation otherwise payable to you in respect of your services as an officer and employee of the Company prior to the commencement of the Consulting Term under the express terms and conditions of the Agreement. You will perform the Consulting Services described herein as generally requested by the Company, but you will determine, in your sole discretion, the place, manner and means by which such Consulting Services are performed, subject to the requirement that you will at all times comply with applicable law. You understand that during the Consulting Term, you will not be an agent of the Company or any of its affiliates, and that you will have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind either the Company or any of its affiliates. Federal, state, and local income tax and payroll tax of any kind will not be withheld or paid by the Company on your behalf with respect to any compensation paid for the Consulting Services. You are solely responsible for paying income taxes on such amounts and, if applicable, self-employment taxes pursuant to applicable law and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee, and expense arising from your failure to do so.

9. Dispute Resolution. Section 21(g) (Dispute Resolution) of the Agreement shall apply to this First Amendment, and any dispute arising under or in connection with this First Amendment or the Consulting Services shall be resolved in accordance therewith.

10. Miscellaneous. Other applicable provisions under Section 20 (Section 409A; Section 280G) of the Agreement; Section 21 (Miscellaneous) of the Agreement (excluding Section 21(h) (Withholding Taxes) and Section 21(i) (Continuation of Employment)) shall apply to this First Amendment.

11. Original Agreement. Except as expressly modified by this First Amendment, the terms and conditions of the Agreement are, and shall continue to remain, in full force and effect in accordance with its terms. In the event of a conflict between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall control.

[Signature Page Follows.]

Please indicate your understanding and acceptance of this First Amendment by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to the Company.

Very truly yours,

LAS VEGAS SANDS CORP.

By:	/s/ Zac Hudson
Name:	Zac Hudson
Title:	EVP & Global General Counsel
Date:	March 5, 2025

LAS VEGAS SANDS, LLC

By:	/s/ Zac Hudson
Name:	Zac Hudson
Title:	EVP & Global General Counsel
Date:	March 5, 2025

I hereby accept the terms of this First Amendment and agree to abide by the provisions hereof:
/s/ Robert G. Goldstein
Robert G. Goldstein
Date: March 5, 2025

[Signature Page to First Amendment to Employment Agreement]